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Exhibit 10.28

                                OPTION AGREEMENT

     THIS OPTION AGREEMENT (this "Agreement") is made as of the 14th day of June 1996, by and between VIDEOLAN TECHNOLOGIES, INC., a Delaware corporation (the "Company") and JACQUES O. DE LABRY (the "Optionee").

     WHEREAS, pursuant to that certain Consulting Agreement dated June 1, 1996 between the Company and Optionee (the "Consulting Agreement"), Optionee was granted options (the "Options") to purchase up to 30,000 shares of the Company's common stock (the "Shares");

     WHEREAS, Optionee and the Company desire to set forth the terms and conditions of the Options;

     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt, mutuality and sufficiency of which is acknowledged, the parties hereto agree as follows:

     1. Option. On the terms and subject to the conditions of this Agreement, Optionee shall have the right to purchase up to 30,000 Shares, subject to adjustment in accordance with Section 6 of this Agreement and subject to the exercise requirements set forth in Section 4(a) and (b) of this Agreement.

     2. Option Exercise Price. The exercise price of the Option (the "Exercise Price") shall be $__________ per Share, subject to adjustment in accordance with
Section 6 of this Agreement.

     3. Duration of Option. The Option shall expire five years from the date hereof.

     4. Exercise of Option.

          (a) Options with respect to 10,000 shares (the "Initial Options") shall vest and be exercisable on June 1, 1997; provided, however, if the Consulting Agreement is terminated pursuant to Section 7(d) thereof prior to November 30, 1996, the Initial Options shall vest on the date of such termination and shall be exercisable on June 1, 1997;

          (b) Options with respect to an additional 10,000 shares shall vest and be exercisable on June 1, 1998;

          (c) Options with respect to the remaining 10,000 shares shall vest and be exercisable on June 1, 1999;

          (d) Upon termination of the Consulting Agreement for any reason, all unvested Options shall be cancelled effective upon the date of such termination and all vested Options shall terminate thirty (30) days after the date of such termination;
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          (e) This Option may be exercised by delivery of written notice to the

Company at its executive offices, addressed to the attention of the Chief Financial Officer. Such notice: (i) shall be accompanied by all necessary corporate authorization and signed by the president of Optionee or its legal representatives; (ii) shall specify the number of full Shares then elected to be purchased with respect to the Option; and (iii) shall be accompanied by payment in full of the Exercise Price of the Shares to be purchased.

          (f) The Exercise Price upon exercise of this Option shall be payable to the Company in cash or its equivalent.

          (g) As promptly as practicable after the receipt of notice and payment upon exercise, the Company shall cause to be delivered to Optionee certificates for the Shares so purchased. If the Option shall have been exercised in full, this Agreement shall be returned to the Company and canceled.

     5. Registration of Shares. The Company shall register the Shares under the Securities Act of 1933, as amended, on or prior to June 30, 1997.

     6. Adjustments in Authorized Shares and the Option. (a) In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, share dividend, share split, reverse share split, share combination, share exchange or other change in the capital structure of the Company affecting the Shares, the Board of Directors of the Company may substitute or adjust the total number and class of Shares or other securities that may be issued hereunder, and the Exercise Price, as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Optionee and to preserve, without diluting or exceeding, the value of the Option.

          (b) Upon (i) the merger or consolidation of the Company with or into another corporation, if the agreement of merger or consolidation does not provide for (x) the continuation of the Option or (y) the substitution of a new option for the Option or for the assumption of the Option by the surviving corporation, or (ii) the dissolution, liquidation or sale of substantially all the assets of the corporation, Optionee shall have the right immediately prior to the effective date of such merger, consolidation, dissolution, liquidation or sale of assets to exercise the Option without regard to the restriction, on exercise set forth in Section 4. The Company, to the extent practicable, shall give advance notice to Optionee of such merger, consolidation, dissolution, liquidation or sale of assets. To the extent the Option is not so exercised, it shall be forfeited as of the effectiveness of such merger, consolidation, dissolution, liquidation or sale of assets.

     7. Miscellaneous.

          (a) Tax Withholding. The parties acknowledge and agree that any and all compensation received by Optionee pursuant to any exercise of the Option will be self-employment


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income, and that Optionee shall bear the sole responsibility with respect to withholding and estimated tax payments on such compensation.

          (b) Amendment. This Agreement may not be changed or terminated except by written instrument signed by the parties.

          (c) Successors; Binding Agreement. The Company agrees that:

               (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Optionee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; and

               (ii) This Agreement and all rights of Optionee hereunder shall inure to the benefit of and be enforceable by Optionee or its successors or assignees.

          (d) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

          (e) Entire Agreement. This Agreement and the Consulting Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, arrangements or understandings with respect to its subject matter.

          (f) Governing Law. This Agreement, and the application or interpretation thereof, shall be governed by the laws of the Commonwealth of Kentucky.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                                    VIDEOLAN TECHNOLOGIES, INC.
                                    (the "Company")

                                    By:_____________________________________

                                    Title:__________________________________

                                    By:_____________________________________


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                                         JACQUES O. DE LABRY
                                         ("Optionee")


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